KPMG LLP BNY Mellon Center Suite 3400 500 Grant Street Pittsburgh, PA 15219-2598 Exhibit 16.1 August 17, 2018 Securities and Exchange Commission Washington, D.C. 20549 Ladies and Gentlemen: We are currently principal accountants for First Commonwealth Financial Corporation (the “Company”) and, under the date of March 1, 2018, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2017 and 2016 and the effectiveness of internal control over financial reporting as of December 31, 2017. On August 15, 2018, we were notified that the Company engaged Ernst & Young LLP (“EY”) as its principal accountant for the fiscal year ending December 31, 2019 and that the auditor- client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2018 and the effectiveness of internal control over financial reporting as of December 31, 2018, and the issuance of our reports thereon. We have read the Company’s statements included under Item 4.01 of its Current Report on Form 8-K as filed on August 17, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the Company conducted a competitive selection process, we are not in a position to agree or disagree with the Company’s statement that the change was approved by the Board of Directors or the Audit Committee, and we are not in a position to agree or disagree with the Company’s statement that neither the Company nor anyone acting on its behalf consulted with EY regarding the matters referenced in the final paragraph under Item 4.01. Very truly yours, KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.